Comdisco, Inc. and Subsidiaries                                       Exhibit 11

COMPUTATION OF EARNINGS  PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:
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



                                      Three Months                 Six Months
                                          ended                       ended
                                        March 31                    March 31
                                     1996     1995               1996     1995
                                     ----     ----               ----     ----


Average shares outstanding.........    50       53                 51       54

Effect of dilutive options.........     3        2                  2        2
                                     ----     ----               ----     ----
   Total ..........................    53       55                 53       56
                                     ====     ====               ====     ====

Net earnings  to
    common stockholders ...........  $ 26     $ 24               $ 51     $ 47
                                     ====     ====               ====     ====

Net earnings  per common and
 common equivalent share .........   $.49     $.43               $.96     $.84
                                     ====     ====               ====     ====




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